Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
Boston	New York
Brussels	Northern Virginia
Chicago	Orange County
Frankfurt	Paris
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Milan	Singapore
Moscow	Tokyo
New Jersey	Washington, D.C.

September 20, 2005

Goodman Global Holdings, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

Re:	Registration Statement on Form S-4 (Reg. No. 333- )

Ladies and Gentlemen:

In connection with the registration of $400,000,000 aggregate principal amount of 7 7/8% Series B Senior Subordinated Notes due 2012 (the “Fixed Rate Exchange Notes”) and $250,000,000 aggregate principal amount of Series B Senior Floating Rate Notes due 2012 (the “Floating Rate Exchange Notes” and, together with the Fixed Rate Exchange Notes, the “Exchange Notes”) by Goodman Global Holdings, Inc., a Delaware corporation (the “Company”), and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Schedule I hereto (the “Delaware Guarantors”) and the entities listed on Schedule II hereto (the “Non-Delaware Guarantors” and, together with the Delaware Guarantors, the “Guarantors”) under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2005 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and the Guarantees will be issued pursuant to two indentures, each dated as of December 23, 2004 (the “Indentures”), by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes and the Guarantees will be issued in exchange for the Company’s outstanding 7 7/8% Series A Senior Subordinated Notes due 2012 and Series A Senior Floating Rate Notes due 2012 (together, the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto. Capitalized terms used herein without definition have the meanings assigned to them in the Indentures.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

September 20, 2005

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Guarantees of each of the Delaware Guarantors have been duly authorized by all necessary action of the Delaware Guarantors and, when executed in accordance with the terms of the applicable Indenture and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of the respective Delaware Guarantor, enforceable against such Delaware Guarantor in accordance with its terms.

The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of (a) the waiver of rights or defenses contained in Section 6.12 of the Indentures or (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We have not been requested to express, and with your knowledge and consent do not render, any opinion as to the applicability to the obligations of the Company under the Indentures

September 20, 2005

and the Exchange Notes or the Guarantors under the Indentures or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

To the extent that the obligations of the Company and the Guarantors under the Indentures may be dependent upon such matters, we assume for purposes of this opinion that the Trustee and each Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee and each Guarantor is duly qualified to engage in the activities contemplated by the Indentures; that the Indentures have been duly authorized, executed and delivered by the Trustee and each of the Guarantors, other than the Delaware Guarantors, and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and that the Trustee and each of the Guarantors, other than the Delaware Guarantors, has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/ Latham & Watkins LLP

September 20, 2005

Schedule I

DELAWARE GUARANTORS

Goodman Canada, L.L.C.

Goodman Company, L.P.

Goodman Holding Company, L.L.C.

Goodman II Holdings Company, L.L.C.

Goodman Manufacturing I LLC

Goodman Manufacturing II LLC

Quietflex Holding Company

September 20, 2005

Schedule II

NON-DELAWARE GUARANTORS

Goodman Appliance Holding Company

Goodman Distribution, Inc.

Goodman Holding Company

Goodman Manufacturing Company, L.P.

Goodman Sales Company

Nitek Acquisition Company, L.P.

Pioneer Metals Inc.

Quietflex Manufacturing Company, L.P.